Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated January 12, 2011 relating to the consolidated financial statements of Boingo Wireless, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/S/ PricewaterhouseCoopers LLP

Los Angeles, California

January 14, 2011